Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated as of April 22, 2014, is by and between Ralph A. Beattie (“Consultant”) and Capital Senior Living Corporation (“Company”).

RECITALS

The following form the basis for and are a part of this Agreement:

A.	The Consultant has experience and expertise in serving in the capacity of Chief Financial Officer (“CFO”) and performing the services described herein in this Agreement (the “Consulting Services”).

B.	The Company desires to engage the Consultant on a non-exclusive basis to provide the Consulting Services to the Company, and the Consultant desires to provide the Consulting Services to the Company.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual terms, covenants, agreements and conditions set forth herein, the Company and Consultant hereby agree as follows:

1.	Consulting Services; Consulting Period.

(a)	During the period commencing May 16, 2014 and ending February 28, 2015 (“Term”), or at such earlier date as this Agreement may be terminated under Section 7 or 8 hereof (“Consulting Period”), Consultant will provide the Consulting Services to the Company as set forth herein. It is contemplated that most, if not all, of the Consulting Services shall be rendered by Consultant offsite and Consultant shall not be required to work any minimum number of hours per month or physically be present in the office in order to be paid the Consulting Fee, as defined below.

(b)	During the Consulting Period, the Consultant agrees to render Consulting Services to the Company as may reasonably be requested by the Chief Executive Officer (“CEO”), the new CFO and/or their designees, which shall include that Consultant will be available (upon request) to consult with the CEO, new CFO and/or their designees in matters involving the Company relating to financial and business planning, business policies, accounting practices and policies, financial reports and any and all matters related to same. Such Consulting Services will be performed by Consultant using his reasonable and best efforts and shall be performed in a manner that meets the reasonable expectations (in form and substance) of the CEO, new CFO and/or their designees. The Consulting Services shall be rendered at such times as shall be mutually convenient to the Company and the Consultant. All of the Consultant’s work product related to the Consulting Services shall be owned and controlled by the Company. Notwithstanding anything herein, Consultant will be in sole charge of determining the manner, means and method in which such Consulting Services will be completed in accordance with Company policies and procedures.

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2.	Compensation for Consultant’s Services.

(a)	Consultant shall be paid a consulting fee in the amount of Twenty Thousand and No/100 Dollars ($20,000.00) per month (“Consulting Fee”), such Consulting Fee to be timely paid on the last day of each calendar month of the Term. Notwithstanding the foregoing, the Consulting Fee for the month of May 2014 shall only be Ten Thousand and No/100 Dollars ($10,000.00) since it only covers one-half calendar month. Consultant shall be solely responsible for payment of all taxes customarily paid by a Consultant and hereby indemnifies and holds Company harmless from and against any and all taxes, fines, penalties, interest, suits, claims, demands, liens, proceedings, and any other liability arising out of such tax consequences. For the avoidance of doubt, Consultant agrees that he will reimburse Company for any and all taxes or other penalties or payments which Company incurs in connection with Consultant’s service as an Independent Contractor under this Agreement (including but not limited to those itemized in the preceding sentence). Consultant acknowledges and agrees that Company and its legal counsel have made no representation regarding the proper tax treatment of said Consulting Fee.

(b)	The Company agrees to reimburse Consultant for reasonable out-of-pocket business expenses related directly to his performance of the Consulting Services, which the Company approves in advance in writing, incurred by the Consultant in connection with the performance of his services, and properly documented. For the avoidance of doubt, the Company shall not reimburse Consultant for costs and expenses related to generally maintaining a home office or incurred generally by Consultant in performing work or services to other business entities.

3.	Independent Consultant Status.

(a)	Consultant agrees and acknowledges that in performing Consulting Services pursuant to this Agreement, he shall be acting as an independent contractor with respect to the Company, and not as an employee, agent, partner, or joint venturer of the Company. Consultant, in his capacity as such, shall be free to accept other assignments and undertake other activities on his own account or for the accounts of third parties, provided such assignments or activities: (i) do not violate this or any other agreements between Consultant and the Company; and (ii) are not competitive (directly or indirectly) with or do not interfere (directly or indirectly) with the business of the Company. Consultant agrees and understands that he shall not be authorized to, nor shall he, enter into any commitments, agreements, or undertakings or assume any responsibilities in the name or on behalf of the Company. For the avoidance of doubt, Consultant has no ability, right, or authority to financially or legally bind the Company in any respect.

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(b)	Consultant will bear sole responsibility for payment of any federal, state, or local income, employment or withholding taxes on the Consulting Fee, and shall be responsible for procuring whatever unemployment, workers’ compensation, disability, and liability insurance is appropriate during the Term. Except as expressly provided in the Separation Agreement And Full And Final Release Of All Claims entered into between Consultant and Company (“Separation Agreement”), Consultant will not be eligible to participate in any Company employee benefit plans or programs, and Consultant understands and agrees that he is not eligible for, and he hereby waives any claim to, wages, compensation incentives, health coverage, or any other benefits provided to employees of the Company. Consultant and the Company hereby acknowledge and agree that this Agreement does not constitute a hiring or employment agreement.

(c)	The Company will not control, and will have no right to control, the manner, means, or method by which Consultant performs the Consulting Services. The Company, however, will have the right to exercise general supervision over the results to be derived from the Consultant’s services and the date by which such services will be completed, and will determine, in its sole but reasonable discretion, whether such services are performed to the reasonable satisfaction of the Company.

(d)	If at any time Consultant’s status as an independent contractor is challenged, Consultant agrees to give the Company immediate notice thereof and to cooperate fully with the Company in defending such challenge if so requested.

4.	Confidentiality.

All confidential information which Consultant now possesses, obtains during or after Consultant’s engagement with the Company or creates prior to the end of Consultant’s engagement with the Company relating to the business of the Company or any subsidiary or affiliate of the Company, or of any customer or supplier of any of them, shall not be published, disclosed or made accessible by Consultant to any other person, either during or after the cessation of Consultant’s engagement, or used by Consultant except during Consultant’s engagement with the Company in the business and for the benefit of the Company and its subsidiaries and affiliates, except as may be required by law. In the event that Consultant becomes legally compelled to disclose any of the confidential information, Consultant will provide the Company with prompt written notice so that the Company may seek any relief the Company deems appropriate, including, without limitation, a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or should the Company waive in writing compliance with the provisions of this Section 4, Consultant will furnish only that portion of the confidential information which is so legally required. Consultant shall return all tangible evidence of such confidential information to the Company prior to or at the cessation of Consultant’s engagement.

5.	Prior Agreements.

This Agreement is not intended to and does not supersede or cause to void, but merely provides clarification and detail to the terms and conditions of the Consulting Agreement referenced in the Separation Agreement.

6.	Compliance with Laws and Policies.

While providing services for the Company, the Consultant shall comply with all applicable laws, rules, and regulations. If, during the Consulting Period, the Consultant violates any applicable laws, rules, or regulations, as determined by the Company in its sole but reasonable discretion, the Company will take appropriate action, which may include the immediate termination of this Agreement.

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7.	Termination for Cause.

Consultant’s services hereunder may be terminated for Cause (as defined below) at any time by the Company. Upon the occurrence of a Termination for Cause, this Agreement shall terminate automatically, whereupon Consultant shall be paid only through the date of such Termination for Cause. In the event of a Termination for Cause, Consultant shall not be entitled to receive any additional Consulting Fee after the termination date and the Company shall be entitled to any and all remedies and damages available to it. For purposes of this Section 7, Termination for “Cause” shall mean any of the following:

(a)	Consultant’s failure to perform his duties and services in accordance with this Agreement and to the Company’s reasonable satisfaction and/or the breach of any provision of this Agreement, provided that CEO or CFO shall have provided Consultant five (5) days written notice of any such breach of this Agreement;

(b)	Consultant’s failure to perform his duties and obligations in accordance with the Separation Agreement and to the Company’s reasonable satisfaction and/or the breach by Consultant of any provision of the Separation Agreement;

(c)	the willful failure by Consultant to comply with any lawful directive of a supervisory officer of the Company;

(d)	a material violation of any provision of Section 4 of this Agreement by Consultant;

(e)	any unauthorized action of Consultant taken on behalf of the Company or any of its subsidiaries without the possession by Consultant of the appropriate authority to take such action;

(f)	any action by Consultant in conflict of interest with the Company or any of its subsidiaries;

(g)	usurpation by Consultant of an opportunity that Consultant knows to be a corporate opportunity of the Company or any of its subsidiaries; or

(h)	commission by Consultant of:

(i)	an act of dishonesty, theft, fraud or embezzlement;

(ii)	an act of moral turpitude; or

(iii)	an act that is detrimental to and materially adversely affects the business, reputation or properties of the Company or its subsidiaries.

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8.	Termination Without Cause.

Consultant’s Services hereunder may be terminated without Cause by the Company or by Consultant, as the case may be, upon written notice to that effect delivered to and received by the other party at least fifteen (15) days prior to the date of such termination. In the event of a Termination without Cause, Consultant will be paid all Consulting Fees for the balance or remainder of the Term as defined in Section 1(a) above in a lump-sum amount within ten (10) days of such termination date.

9.	Indemnification of Consultant By Company.

COMPANY EXPRESSLY COVENANTS AND AGREES TO INDEMNIFY AND HOLD CONSULTANT HARMLESS FROM AND AGAINST ANY SUITS, CLAIMS, DEMANDS, PROCEEDINGS, AND ANY OTHER LIABILITY ARISING OUT OF CONSULTANT’S PERFORMANCE OF THE CONSULTING SERVICES. Such agreement to indemnify and hold Consultant harmless is expressly limited to any acts or omissions taken/made by Consultant in the course and scope of providing the Consulting Services during the Consulting Period and specifically does not include any acts or omissions which would constitute fraud, gross negligence, malfeasance, or unauthorized acts taken on behalf of the Company.

10.	Governing Law; Venue.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to its principles of conflicts of laws).

11.	Amendments; Waiver.

No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Consultant and a duly authorized Company officer. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

12.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14.	Complete Agreement.

All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement which is not intended to and does not supersede or cause to void, but merely provides clarification and detail to the terms and conditions of the Consulting Agreement referenced in the Separation Agreement.

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IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Agreement as of the first date set forth below:

Capital Senior Living Corporation

By:	/s/ Lawrence A. Cohen
Name:	Lawrence A. Cohen
Title:	CEO

/s/ Ralph A. Beattie
Ralph A. Beattie

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